Press Release #201518	FOR IMMEDIATE RELEASE	June 26, 2015

Enertopia Announces Signing of DA and sale of Thor Pharma Corp

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces signing of definitive agreement and sale of Thor Pharma Corp.

Enertopia has signed a Definitive agreement to sell its wholly owned sub Thor Pharma Corp along with the MMPR application number 10MMPR0610. The Burlington MMPR license application will continue in the application process under new ownership. The Joint Venture could receive up to $1,500,000 in milestone payments upon the Burlington facility becoming licensed under the MMPR program. These monies would be split approximately 50% with Lexaria Corp.

The Company looks forward to providing information via social media, website and press releases as news and events become known over the coming weeks.

About Enertopia
The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will receive any milestone payments from the sale of Thor Pharma and the Burlington MMPR application, or that the 1,000,000 shares of Lexaria Corp will have any meaningful impact on the Company or the Company will be able to obtain future financings or a license under the MMPR program.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release